Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record Fourth Quarter and Full Year 2009 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 14, 2010--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for 2009 was a record $36,826,000, an increase of 6.8% from $34,474,000 for 2008. This was the Company’s ninth consecutive year of record net income. Diluted earnings per common share for 2009 were a record $2.18, an increase of 6.9% from $2.04 for 2008.

For the quarter ended December 31, 2009, net income was a record $9,648,000, an increase of 6.1% from net income of $9,091,000 for the fourth quarter of 2008. Diluted earnings per common share for the fourth quarter of 2009 were a record $0.57, an increase of 5.6% from $0.54 for the fourth quarter of 2008.

The Company’s returns on average assets and average common stockholders' equity for 2009 were 1.23% and 13.75%, respectively, compared to 1.14% and 16.16%, respectively, for 2008. For the fourth quarter of 2009, annualized returns on average assets and average common stockholders’ equity were 1.36% and 14.08%, respectively, compared to 1.15% and 15.98%, respectively, for the fourth quarter of 2008.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our ninth consecutive year of record net income as well as record income for the quarter just ended. These record results were largely due to our excellent revenue, which included our favorable net interest margin and record annual and quarterly income from both service charges on deposit accounts and trust services. We have also benefited significantly from our focus on efficiency, which has resulted in us achieving efficiency ratios among the best in the industry. Our strong revenue generating capabilities, favorable operating efficiency, abundant sources of liquidity, robust capital position and substantial allowance for loan and lease losses provide a solid foundation for continued success.”

Loans and leases were $1.90 billion at December 31, 2009, a decrease of 5.8% from $2.02 billion at December 31, 2008. Mr. Gleason stated, “Slower economic conditions over the past year have diminished loan and lease demand. While we actively sought and originated many good quality new loans and leases in 2009, such loan and lease originations were more than offset by loan and lease pay downs.”

Deposits were $2.03 billion at December 31, 2009, a decrease of 13.3% from $2.34 billion at December 31, 2008. Mr. Gleason stated, “The decline in our total deposits in 2009 obscures two favorable underlying trends. First, our non-CD deposits have grown significantly. During 2009 our total non-CD deposits grew $113 million and increased from 44.3% of total deposits to 56.8% of total deposits. Second, brokered deposits have been significantly reduced, decreasing $328 million from 16.4% of total deposits at December 31, 2008 to 2.8% of total deposits at December 31, 2009. This decline in brokered deposits fully accounts for the decline in the Company’s total deposits in 2009. We feel that these changes in our deposit mix have improved the quality, value and profitability of our deposit base.”

Total assets were $2.77 billion at December 31, 2009, a decrease of 14.3% from $3.23 billion at December 31, 2008. This decline in total assets was largely due to the Company being a net seller of investment securities in 2009, resulting in substantial net gains on investment securities and a $438 million reduction in its investment securities portfolio. This reduction was undertaken primarily based on the Company’s ongoing evaluations of interest rate risk, including consideration of the potential effects of recent United States government monetary and fiscal policy actions.

Common stockholders’ equity was $269 million at December 31, 2009, an increase of 6.6% from $252 million at December 31, 2008, but a decrease from $274 million at September 30, 2009. Book value per common share was $15.91 at December 31, 2009, an increase of 6.4% from $14.96 at December 31, 2008, but a decrease from $16.21 at September 30, 2009. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and warrant transactions, the effect of restricted stock grants and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale investment securities.

The Company’s ratio of common stockholders’ equity to assets increased to 9.71% as of December 31, 2009 compared to 7.80% as of December 31, 2008. Its ratio of tangible common stockholders’ equity to tangible assets increased to 9.53% as of December 31, 2009 compared to 7.64% as of December 31, 2008.

Paul Moore, Chief Financial Officer, stated, “We continue to maintain our status as ‘well capitalized’ as determined by all applicable regulatory capital ratios, and we have maintained a substantial margin above the minimum regulatory requirements for being ‘well capitalized’. Our excellent earnings in 2009 contributed to increases in our common stockholders’ equity, our tangible common equity ratio and our regulatory capital ratios, further enhancing our already strong capital position.”

NET INTEREST INCOME

Net interest income for 2009 increased 19.9% to $118,323,000 compared to $98,701,000 for 2008. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.80% in 2009, an increase of 84 basis points from 3.96% in 2008.

Net interest income for the fourth quarter of 2009 declined 0.8% to $28,495,000 compared to $28,731,000 for the fourth quarter of 2008. The Company’s net interest margin, FTE basis, was 4.89% in the fourth quarter of 2009, an increase of 37 basis points from 4.52% in the fourth quarter of 2008.

NON-INTEREST INCOME

Non-interest income for 2009 was $51,051,000 compared to $19,349,000 for 2008. Non-interest income for the fourth quarter of 2009 was $13,257,000 compared to $3,796,000 for the fourth quarter of 2008. The large increases in non-interest income for the year and the fourth quarter of 2009 were primarily attributable to significant gains on investment securities.

Service charges on deposit accounts were a record $12,421,000 in 2009, an increase of 3.4% from $12,007,000 in 2008. For the fourth quarter of 2009, service charges on deposit accounts were a record $3,338,000, an increase of 8.8% from $3,067,000 in the fourth quarter of 2008.

Mortgage lending income was $3,312,000 in 2009, an increase of 49.5% from $2,215,000 in 2008. Mortgage lending income was $682,000 in the fourth quarter of 2009, an increase of 57.1% from $434,000 in the fourth quarter of 2008.

Trust income for 2009 was a record $3,078,000, an increase of 18.6% from $2,595,000 in 2008. For the fourth quarter of 2009, trust income was a record $880,000, an increase of 23.6% from $712,000 in the fourth quarter of 2008.

Net gains on investment securities and from sales of other assets were $26,805,000 in 2009 compared to net losses of $3,977,000 in 2008. Such net gains were $6,180,000 for the fourth quarter of 2009 compared to net losses of $3,715,000 in the fourth quarter of 2008.

Non-taxable income from bank owned life insurance (“BOLI”) for 2009 was $3,186,000 compared to $4,131,000 in 2008. For the fourth quarter of 2009, BOLI income was $1,729,000 compared to $2,630,000 in the fourth quarter of 2008. During the fourth quarter of 2009, the Company’s BOLI income included $1,253,000 from death benefits, and in the fourth quarter of 2008 BOLI income included $2,147,000 from death benefits. These have been the only death benefits received by the Company from its BOLI program, which has been in place for seven years and continues to have 92 individuals insured.

NON-INTEREST EXPENSE

Non-interest expense for 2009 was $68,632,000 compared to $54,409,000 for 2008, an increase of 26.1%. The Company’s efficiency ratio for 2009 was 37.8% compared to 42.3% for 2008.

Non-interest expense for the fourth quarter of 2009 was $19,001,000 compared to $14,233,000 for the fourth quarter of 2008, an increase of 33.5%. The Company’s efficiency ratio for the fourth quarter of 2009 was 43.2% compared to 39.1% for the fourth quarter of 2008.

During the quarter just ended, the Company’s non-interest expense included two significant unusual items. First, during the past two years, as a result of the economic downturn, the Company has indefinitely delayed plans for construction of five Arkansas branches. The Company has incurred architectural, engineering and other capitalized costs totaling $639,000 related to these projects. Because the Company is unsure as to when or if it will proceed with construction of these additional Arkansas branches, the Company wrote off the $639,000 of capitalized costs. Second, the Company has an equity investment in one real estate development project. Because the project is selling at a slower than expected pace, the Company took an impairment charge of $1,000,000. This impairment charge reduced the Company’s investment to $2.55 million, which equals the discounted net proceeds expected to be realized by the Company assuming a 15% compounded annual discount rate.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases increased to 1.24% at year-end 2009 compared to 0.76% as of year-end 2008 and 1.00% as of September 30, 2009. Nonperforming assets as a percent of total assets increased to 3.06% as of year-end 2009 compared to 0.81% as of year-end 2008 and 2.88% as of September 30, 2009. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 1.99% at year-end 2009 compared to 2.68% at year-end 2008 and 1.77% as of September 30, 2009.

The Company’s annualized net charge-off ratio for 2009 increased to 1.75% compared to 0.45% in 2008. The Company’s annualized net charge-off ratio for the fourth quarter of 2009 was 1.08%, compared to 0.83% for the fourth quarter of 2008 and 2.38% for the third quarter of 2009.

During 2009 the Company’s provisions for loan and lease losses increased to $44.8 million compared to $19.0 million in 2008. For the fourth quarter of 2009, the Company’s provision for loan and lease losses decreased to $5.6 million compared to $8.3 million in the fourth quarter of 2008 and $7.5 million in the third quarter of 2009.

The Company’s allowance for loan and lease losses increased to $39.6 million at December 31, 2009, or 2.08% of total loans and leases, compared to $29.5 million, or 1.46% of total loans and leases, at December 31, 2008 and $39.3 million, or 2.03% of total loans and leases, at September 30, 2009.

REDEMPTION OF PREFERRED STOCK AND WARRANT

On December 12, 2008, in connection with the Capital Purchase Program under the Troubled Asset Relief Program initiated by the United States Department of the Treasury (“Treasury”), the Company entered into a Letter Agreement and Securities Purchase Agreement with the Treasury, pursuant to which the Company issued to the Treasury (i) 75,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) having a stated value of $1,000 per share, for an aggregate purchase price of $75 million and (ii) a warrant (the “Warrant”) to purchase 379,811 shares of the Company’s common stock, par value $0.01 per share, for a price of $29.62 per share.

On November 4, 2009, the Company redeemed the Preferred Stock from the Treasury, and returned to the Treasury the original investment of $75 million plus accrued and unpaid dividends thereon. During 2009 the Company recognized $6,276,000 in non-tax deductible dividends related to the Preferred Stock, of which $3,048,000 was recognized in the fourth quarter of 2009.

On November 24, 2009, the Company repurchased the Warrant from the Treasury for $2,650,000, which was charged against the Company’s additional paid-in capital.

GROWTH AND EXPANSION

The Company is continuing its growth and de novo branching strategy, although it has slowed the pace of new office openings in recent years. In the third quarter of 2009, the Company opened a new banking office in downtown Little Rock. In the fourth quarter of 2009, the Company opened a banking office in Allen, Texas and closed a small office in North Little Rock, Arkansas where the leased space became unavailable. The Company is moving forward with plans to open a third banking office in Benton, Arkansas in the last half of 2010 and two metro-Dallas area banking offices in late 2010 or in 2011.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Friday, January 15, 2010. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 49404690. The telephone playback will be available through January 31, 2010, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve; competitive factors; general economic and real estate market conditions and their effects on the creditworthiness of borrowers, collateral values and asset recovery values; recently enacted and potential legislation and regulatory actions including legislation and regulatory actions intended to stabilize economic conditions and credit markets and to protect homeowners and consumers; changes in the value and volume of investment securities; changes in U.S. government monetary and fiscal policy; changes in credit market conditions; the ability to attract new deposits and loans and leases; and delays or changes in the Company’s expectations for opening new offices or inability to obtain all required regulatory or other approvals for opening new offices; as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2008 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices, including 65 banking offices in 34 communities throughout northern, western and central Arkansas, seven Texas banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited
	Quarters Ended			Years Ended
	December 31,			December 31,
	2009	2008	% Change	2009	2008	% Change
Income statement data:
Net interest income	$28,495	$28,731	(0.8)%	$118,323	$98,701	19.9%
Provision for loan and lease losses	5,600	8,300	(32.5)	44,800	19,025	135.5
Non-interest income	13,257	3,796	249.2	51,051	19,349	163.8
Non-interest expense	19,001	14,233	33.5	68,632	54,409	26.1
Non-controlling interest	17	(21)		19	11
Preferred dividends	(3,048)	(227)		(6,276)	(227)
Net income available to common stockholders	9,648	9,091	6.1	36,826	34,474	6.8

Common stock data:
Net income per share – diluted	$0.57	$0.54	5.6%	$2.18	$2.04	6.9%
Net income per share – basic	0.57	0.54	5.6	2.18	2.05	6.3
Cash dividends per share	0.13	0.13	-	0.52	0.50	4.0
Book value per share	15.91	14.96	6.4	15.91	14.96	6.4
Diluted shares outstanding (thousands)	16,924	16,897		16,900	16,874
End of period shares outstanding (thousands)	16,905	16,864		16,905	16,864

Balance sheet data at period end:
Total assets	$2,770,811	$3,233,303	(14.3)%	$2,770,811	$3,233,303	(14.3)%
Total loans and leases	1,904,104	2,021,199	(5.8)	1,904,104	2,021,199	(5.8)
Allowance for loan and lease losses	39,619	29,512	34.2	39,619	29,512	34.2
Total investment securities	506,678	944,783	(46.4)	506,678	944,783	(46.4)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	311	421	(26.1)	311	421	(26.1)
Total deposits	2,028,994	2,341,414	(13.3)	2,028,994	2,341,414	(13.3)
Repurchase agreements with customers	44,269	46,864	(5.5)	44,269	46,864	(5.5)
Other borrowings	342,553	424,947	(19.4)	342,553	424,947	(19.4)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Preferred stock	-	71,880		-	71,880
Common stockholders’ equity	269,028	252,302	6.6	269,028	252,302	6.6
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	6,032	15,624		6,032	15,624
Loan and lease to deposit ratio	93.84%	86.32%		93.84%	86.32%

Selected ratios:
Return on average assets*	1.36%	1.15%		1.23%	1.14%
Return on average common stockholders’ equity*	14.08	15.98		13.75	16.16
Average common equity to total average assets	9.65	7.19		8.92	7.07
Net interest margin – FTE*	4.89	4.52		4.80	3.96
Efficiency ratio	43.20	39.08		37.84	42.32
Net charge-offs to average loans and leases*	1.08	0.83		1.75	0.45
Nonperforming loans and leases to total loans and leases	1.24	0.76		1.24	0.76
Nonperforming assets to total assets	3.06	0.81		3.06	0.81
Allowance for loan and lease losses to total loans and leases	2.08	1.46		2.08	1.46

Other information:
Non-accrual loans and leases	$23,604	$15,382		$23,604	$15,382
Accruing loans and leases – 90 days past due	-	-		-	-
ORE and repossessions	61,148	10,758		61,148	10,758

*Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited
	3/31/08	6/30/08	9/30/08	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09
Earnings Summary:
Net interest income	$21,751	$23,603	$24,616	$28,731	$30,334	$30,262	$29,232	$28,495
Federal tax (FTE) adjustment	1,691	2,767	2,074	3,950	4,169	3,060	2,557	2,229
Net interest income (FTE)	23,442	26,370	26,690	32,681	34,503	33,322	31,789	30,724
Provision for loan and lease losses	(3,325)	(4,000)	(3,400)	(8,300)	(10,600)	(21,100)	(7,500)	(5,600)
Non-interest income	5,125	5,557	4,871	3,796	9,373	22,610	5,810	13,257
Non-interest expense	(12,881)	(13,467)	(13,828)	(14,233)	(16,187)	(17,945)	(15,499)	(19,001)
Pretax income (FTE)	12,361	14,460	14,333	13,944	17,089	16,887	14,600	19,380
FTE adjustment	(1,691)	(2,767)	(2,074)	(3,950)	(4,169)	(3,060)	(2,557)	(2,229)
Provision for income taxes	(2,905)	(3,111)	(3,255)	(655)	(2,537)	(3,250)	(2,599)	(4,472)
Non-controlling interest	-	25	7	(21)	(23)	-	25	17
Preferred stock dividend	-	-	-	(227)	(1,074)	(1,076)	(1,078)	(3,048)
Net income available to common stockholders	$7,765	$8,607	$9,011	$9,091	$9,286	$9,501	$8,391	$9,648

Earnings per common share – diluted	$0.46	$0.51	$0.53	$0.54	$0.55	$0.56	$0.50	$0.57

Non-interest Income:
Service charges on deposit accounts	$2,871	$2,967	$3,102	$3,067	$2,803	$3,047	$3,234	$3,338
Mortgage lending income	672	636	473	434	861	1,096	672	682
Trust income	604	629	649	712	647	751	801	880
Bank owned life insurance income	489	499	512	2,630	477	484	495	1,729
Gains (losses) on investment securities	20	-	(317)	(3,136)	3,999	16,519	142	6,322
Gains (losses) on sales of other assets	(93)	206	(78)	(579)	48	(32)	(51)	(142)
Other	562	620	530	668	538	745	517	448
Total non-interest income	$5,125	$5,557	$4,871	$3,796	$9,373	$22,610	$5,810	$13,257

Non-interest Expense:
Salaries and employee benefits	$7,332	$7,624	$7,728	$7,448	$7,916	$7,978	$7,823	$8,131
Net occupancy expense	2,074	2,183	2,318	2,306	2,578	2,449	2,558	2,156
Other operating expenses	3,410	3,594	3,727	4,452	5,666	7,490	5,091	8,686
Amortization of intangibles	65	66	55	27	27	28	27	28
Total non-interest expense	$12,881	$13,467	$13,828	$14,233	$16,187	$17,945	$15,499	$19,001

Allowance for Loan and Lease Losses:
Balance at beginning of period	$19,557	$21,063	$23,432	$25,427	$29,512	$36,949	$43,635	$39,280
Net charge-offs	(1,819)	(1,631)	(1,405)	(4,215)	(3,163)	(14,414)	(11,855)	(5,261)
Provision for loan and lease losses	3,325	4,000	3,400	8,300	10,600	21,100	7,500	5,600
Balance at end of period	$21,063	$23,432	$25,427	$29,512	$36,949	$43,635	$39,280	$39,619

Selected Ratios:
Net interest margin - FTE*	3.69%	3.77%	3.82%	4.52%	4.73%	4.80%	4.80%	4.89%
Efficiency ratio	45.09	42.10	43.79	39.08	36.95	32.08	41.22	43.20
Net charge-offs to average loans and leases*	0.38	0.33	0.27	0.83	0.64	2.89	2.38	1.08
Nonperforming loans and leases/total loans and leases	0.68	0.74	0.70	0.76	1.15	0.90	1.00	1.24
Nonperforming assets/total assets	0.58	0.59	0.66	0.81	1.17	1.37	2.88	3.06
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	1.30	0.92	0.94	2.68	2.24	2.34	1.77	1.99

* Annualized based on actual days.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended			Year Ended
	December 31, 2009			December 31, 2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$621	$2	1.56%	$552	$10	1.88%
Investment securities:
Taxable	230,146	3,134	5.40	322,215	18,314	5.68
Tax-exempt – FTE	331,504	6,360	7.61	411,710	34,282	8.33
Loans and leases – FTE	1,931,900	30,889	6.34	1,981,454	125,317	6.32
Total earning assets – FTE	2,494,171	40,385	6.42	2,715,931	177,923	6.55
Non-earning assets	324,436			286,190
Total assets	$2,818,607			$3,002,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$855,558	$1,908	0.88%	$832,808	$7,128	0.86%
Time deposits of $100,000 or more	629,302	2,090	1.32	699,281	13,504	1.93
Other time deposits	340,755	1,482	1.73	409,969	9,848	2.40
Total interest bearing deposits	1,825,615	5,480	1.19	1,942,058	30,480	1.57
Repurchase agreements with customers	46,952	132	1.12	52,549	592	1.13
Other borrowings	352,888	3,625	4.07	384,854	14,375	3.74
Subordinated debentures	64,950	425	2.59	64,950	2,138	3.29
Total interest bearing liabilities	2,290,405	9,662	1.67	2,444,411	47,585	1.95
Non-interest bearing liabilities:
Non-interest bearing deposits	213,022			207,782
Other non-interest bearing liabilities	12,929			18,010
Total liabilities	2,516,356			2,670,203
Preferred stock	26,931			60,708
Common stockholders’ equity	271,878			267,768
Noncontrolling interest	3,442			3,442
Total liabilities and stockholders’ equity	$2,818,607			$3,002,121

Net interest income – FTE		$30,723			$130,338
Net interest margin – FTE			4.89%			4.80%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217